Exhibit 99.1

Silk Road Medical Reports Third Quarter 2023 Financial Results

SUNNYVALE, Calif., November 8, 2023 (GLOBE NEWSWIRE) -- Silk Road Medical, Inc. (Nasdaq: SILK), a company focused on reducing the risk of stroke and its devastating impact, today reported financial results for the three months ended September 30, 2023.

“As announced on November 2, we are thrilled to welcome Chas McKhann as the new Chief Executive Officer of Silk Road Medical,” said Jack Lasersohn, Chairman of the Board of Directors. “Chas is a skilled and experienced leader with a track record of effectively building and scaling medical device businesses into underpenetrated markets. We believe he is the right leader to leverage our strong infrastructure, skilled commercial team, and substantial body of clinical evidence to drive further TCAR adoption.”

Third Quarter 2023 Financial Results
Revenue for the third quarter of 2023 was $44.4 million, an increase of $7.1 million or 19%, compared to the third quarter of 2022. Growth was driven primarily by increased TCAR adoption.

Gross profit for the third quarter of 2023 was $32.4 million compared to $28.1 million for the third quarter of 2022. Gross margin was 73% for the third quarter of 2023 compared to 75% for the third quarter of 2022. The decrease was driven by a revaluation of standard costs in the prior year period which benefitted margins, as well as higher manufacturing costs associated with having two manufacturing facilities fully operational in the third quarter of 2023.

Operating expenses were $46.1 million for the third quarter of 2023, compared to $37.3 million in the comparable prior year period, which represents an increase of 24%.  The increase was due primarily to the continued expansion of the sales team and commercial efforts.

Net loss was $12.8 million in the third quarter of 2023, or $0.33 per share, as compared to a loss of $10.3 million, or $0.29 per share, in the corresponding period of the prior year.

Cash, cash equivalents and investments were $197.2 million as of September 30, 2023.

2023 Financial Guidance
Silk Road Medical projects revenue for full year 2023 to range from $170 million to $174 million, which represents 23% to 26% growth over the Company’s prior year revenue.

Conference Call
Silk Road Medical will host a conference call at 1:30 p.m. PT / 4:30 p.m. ET on Wednesday, November 8, 2023, to discuss its third quarter 2023 financial results. Those interested in listening to the conference call should register online using this link. Participants are encouraged to register more than 15 minutes before the start of the call. A live and replay version of the webcast will be available at https://investors.silkroadmed.com.

About Silk Road Medical

Silk Road Medical, Inc. (NASDAQ: SILK), is a medical device company located in Sunnyvale, California, and Plymouth, Minnesota, that is focused on reducing the risk of stroke and its devastating impact. The company has pioneered a new approach for the treatment of carotid artery disease called TransCarotid Artery Revascularization (TCAR). TCAR is a clinically proven procedure combining surgical principles of neuroprotection with minimally invasive endovascular techniques to treat blockages in the carotid artery at risk of causing a stroke.

For more information on how Silk Road Medical is delivering brighter patient outcomes through brighter clinical thinking, visit www.silkroadmed.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements
Statements contained in this release that relate to future, not past, events are forward-looking statements under the Private Securities Litigation Reform Act of 1995, including Silk Road Medical’s financial guidance. Forward-looking statements are based on current expectations of future events and often can be identified by words such as “expect,” “should,” “project,” “anticipate,” “intend,” “will,” “can,” “may,” “believe,” “could,” “continue,” “outlook,” “guidance,” “future,” other words of similar meaning or the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Risks and uncertainties may cause Silk Road Medical’s actual results to be materially different than those expressed in or implied by Silk Road Medical’s forward-looking statements. For Silk Road Medical, such risks and uncertainties include, among others, future operating results and financial performance; risks surrounding the CEO transition; the Company’s success in retaining and recruiting key personnel; the ability to continue to grow the business and expand the use of TCAR; the ability to obtain an adequate supply of materials and components from its third-party suppliers; product development plans and the ability to commercialize new products in a timely manner; the success of current clinical trials; plans to conduct further clinical trials; the ability to obtain additional indications or new regulatory approvals or clearances for its products; market acceptance and use of its products by physicians; the ability to grow and leverage its commercialization infrastructure; increased competition; the effect of economic conditions and COVID-19 or similar pandemics on its business; government and third-party payer coverage and reimbursement and the ability to obtain and maintain intellectual property protection for its products. More detailed information on these and other factors that could affect Silk Road Medical’s actual results are described in its filings with the U.S. Securities and Exchange Commission, including its quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023. Silk Road Medical undertakes no obligation to update its forward-looking statements.

Investor Contact:

Marissa Bych

Gilmartin Group LLC

investors@silkroadmed.com

Media:

Michael Fanucchi

Silk Road Medical

mfanucchi@silkroadmed.com

SILK ROAD MEDICAL, INC.

Statements of Operations Data

(Unaudited, in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenue	$44,435	$37,374	$129,864	$98,567
Cost of goods sold	12,050	9,308	37,580	26,897
Gross profit	32,385	28,066	92,284	71,670
Operating expenses:
Research and development	10,047	8,471	31,260	27,249
Selling, general and administrative	36,009	28,821	105,923	83,795
Total operating expenses	46,056	37,292	137,183	111,044
Loss from operations	(13,671)	(9,226)	(44,899)	(39,374)
Interest income	2,617	617	7,339	751
Interest expense	(1,732)	(1,714)	(5,137)	(3,366)
Loss on debt extinguishment	—	—	—	(245)
Other income (expense), net	(2)	4	(35)	(162)
Net loss	(12,788)	(10,319)	(42,732)	(42,396)
Other comprehensive loss:
Unrealized gain (loss) on investments, net	47	(189)	(118)	(191)
Other comprehensive loss	47	(189)	(118)	(191)

Net loss and comprehensive loss	$(12,741)	$(10,508)	$(42,850)	$(42,587)

Net loss per share, basic and diluted	$(0.33)	$(0.29)	$(1.10)	$(1.21)

Weighted average common shares used to compute net loss per share, basic and diluted	38,865,011	35,303,958	38,722,012	35,157,840

SILK ROAD MEDICAL, INC.

Balance Sheets Data

(Unaudited, in thousands)

	September 30, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$29,188	$55,358
Short-term investments	163,673	158,316
Accounts receivable, net	21,779	18,007
Inventories	22,066	19,293
Prepaid expenses and other current assets	4,277	3,924
Total current assets	240,983	254,898
Long-term investments	4,348	—
Property and equipment, net	8,337	9,372
Restricted cash	—	155
Other non-current assets	7,196	5,260
Total assets	$260,864	$269,685
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$5,094	$2,523
Accrued liabilities	18,928	21,965
Total current liabilities	24,022	24,488
Long-term debt	75,364	74,596
Other liabilities	8,336	6,726
Total liabilities	107,722	105,810
Stockholders' equity
Preferred stock, $0.001 par value	—	—
Common stock, $0.001 par value	39	38
Additional paid-in capital	539,831	507,715
Accumulated other comprehensive loss	(284)	(166)
Accumulated deficit	(386,444)	(343,712)
Total stockholders' equity	153,142	163,875
Total liabilities and stockholders' equity	$260,864	$269,685